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Consent of Independent Certified Accountants

The Board of Directors
Ambac Assurance Corporation

We consent to the incorporation by reference in the registration statement (No. 333-28031) of Headlands Mortgage Securities Inc. (the "Registrant") and in the Prospectus Supplement of the Registrant (the "Prospectus Supplement"), via the Form 8-K of the registrant dated December 23, 1998, of our report dated January 29, 1998 on the consolidated financial statements of Ambac Assurance Corporation (formerly AMBAC Indemnity Corporation) as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 10-K of Ambac Financial Group, Inc. dated March 31, 1998 and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.

                                            /S/ KPMG Peat Marwick LLP

New York, New York
December 23, 1998

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